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Exhibit 10.19

EMPLOYMENT AND NON-COMPETITION AGREEMENT
(Christopher A. Pierce)

        This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of May 25, 2004, is among The Dingley Press, Inc., a Delaware corporation (the "Employer"), Christopher A. Pierce (the "Employee") and, solely for purposes of §4 hereof, The Sheridan Group, Inc., a Maryland corporation and parent of the Employer ("Sheridan").

        WHEREAS, the Employee was, immediately prior to execution of this Agreement, President of The Dingley Press, a Maine corporation (the "Previous Employer").

        WHEREAS, immediately prior to the execution of this Agreement, the Employee was the President and majority shareholder of the Previous Employer.

        WHEREAS, pursuant to an Asset Purchase Agreement, dated as of March 5, 2004 (the "Asset Purchase Agreement"), among Dingley, Sheridan and the Previous Employer, the Employer is acquiring substantially all of the assets and business of the Previous Employer, including the name, "The Dingley Press," and is changing its name on the date hereof from "Lisbon Acquisition Corp." to "The Dingley Press, Inc."

        WHEREAS, this Agreement is executed in connection with the Asset Purchase Agreement.

        WHEREAS, the Employer wishes to employ the Employee as an executive officer of the Employer, and the Employee wishes to work as an executive officer of the Employer, on the terms set forth below.

        NOW, THEREFORE, it is hereby agreed as follows:

        §1.    EMPLOYMENT.    The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

        §2.    DUTIES.    The Employee shall be employed as the President and Chief Operating Officer of the Employer. In such capacity, the Employee shall have substantially similar executive responsibilities and duties as those he had at the Previous Employer immediately prior to the execution of this Agreement. In addition, the Employee shall have such additional executive responsibilities and duties as may be reasonably assigned by the Employer's Board of Directors (the "Board"). The Employee shall report directly to the President (the "President") of Sheridan. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer (it being understood that the Employee shall also be permitted to devote time (a) to transfer the operations of the Previous Employer to the Employer and (b) to wind down the business and liquidate the assets of the Previous Employer so long as such activities do not unreasonably interfere with the performance of his duties hereunder). Nothing contained herein shall be construed as prohibiting the Employee from serving (a) as a non-executive director of any non-profit organization, including any industry trade group, or (b) as a director of any other entity that is not in the Designated Industry, so long as, in either such case, such position does not provide any compensation to the Employee and otherwise does not materially interfere with the performance of his duties under this Agreement; provided, that the Employee shall be permitted to serve on (a) the boards of directors of the Opportunity Farm for Boys and Girls and North Yarmouth Academy so long as his duties and responsibilities in respect of such boards of directors, and the Employee's time commitment for such service, are not materially increased from that in effect on the date hereof and (b) such other boards of directors as may be approved in writing by the President.

        §3.    TERM.    The term of employment of the Employee hereunder shall commence on May 25, 2004 (the "Commencement Date") and shall continue until May 25, 2009 (the "Initial Term"), unless earlier terminated pursuant to §6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other party given at least ninety (90) days prior to the expiration of the then current term.

        §4.    COMPENSATION AND BENEFITS.    During the term of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall, and Sheridan shall cause the Employer to, compensate the Employee as follows:

          (a)    Base Salary.    The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $235,000. The Base Salary may be increased, but not decreased, from time to time at the discretion of the Board and is in addition to the other benefits set forth herein.

          (b)    Management Incentive Bonus.    The Employee shall be eligible to receive from the Employer, for each of the fiscal years of the Employer ended after the date hereof, a management incentive bonus (the "Incentive Bonus") in an amount up to fifty percent (50%) of the Base Salary for such fiscal year, in accordance with an incentive bonus plan to be adopted by the Board prior to the end of the first fiscal quarter for each such fiscal year. The Incentive Bonus for each fiscal year shall be paid within 30 days after the completion of the Employer's audited financial statements for such fiscal year.

          (c)    Insurance; Other Benefits.    Accident, disability, and health insurance for the Employee shall be provided by the Employer under group accident, disability, and health insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Employer for all full-time, salaried employees. The amount and extent of such coverage shall be subject to the discretion of the Board.

          (d)    Non-Compete Payments.    In consideration of Employee's covenants in §9 hereof, Employee shall receive from Employer, until May 25, 2009, non-compete payments (the "Non-Compete Payments") at an annual rate of $108,000 paid in equal installments in accordance with the Employer's then current payroll practices (i.e., Employee will receive a total of $540,000 in consideration of such covenants, paid ratably over five years in accordance with Employer's normal payroll practices). Notwithstanding anything in this Agreement to the contrary, the Employer shall pay the Non-Compete Payments to Employee in accordance with this §4(d) regardless of whether the Employee's employment is terminated pursuant to §6 (so long as Employee is in compliance with the covenants set forth in §9); provided, however, that the Employee shall not be entitled to receive any Non-Compete Payments after May 25, 2009.

          (e)    Stock Option Plan.    In connection with the execution of this Agreement, TSG Holdings Corp. will grant to the Employee the number of non-transferable, non-qualified options to purchase shares of Common Stock of TSG Holdings Corp., par value $.001 per share, pursuant to an option agreement executed in accordance with the provisions of the TSG Holdings Corp. 2003 Stock-Based Incentive Compensation Plan comparable to the number of such non-transferable, non-qualified options granted to current employees of Sheridan with responsibilities to Sheridan commensurate to those of the Employee. Employee shall, contemporaneously with execution of this Agreement, execute and deliver a joinder to the Securities Holders Agreement, dated as of August 21, 2003 (as amended and in effect from time to time, the "Securities Holders Agreement"), among TSG Holdings Corp. and the other parties named therein in a form acceptable to Sheridan.

          (f)    Long-Term Disability Insurance.    The Employer shall maintain at its expense during the term of the Employee's employment supplemental long-term disability insurance benefits for the Employee that are substantially comparable to those supplemental long-term disability insurance benefits maintained for the Employee by the Previous Employer prior to the date hereof. Until the Employer otherwise notifies the Employee, the Employer shall fulfill the foregoing obligation by paying the premiums associated with the Disability Income Policy for Christopher A. Pierce with UNUM Life Insurance Company of America (Policy # LAD248928).

        §5.    EXPENSES.    The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

        §6.    TERMINATION.    The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to §3, except that the employment of the Employee hereunder shall earlier terminate:

          (a)    Death or Disability.    Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee's physical or mental disability, upon thirty (30) days' written notice from the Employer. The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer's health or disability insurer) certifies that the Employee has for 180 days, consecutive or non-consecutive, in any twelve (12) month period been physically or mentally disabled in a manner which seriously interferes with his ability to perform his responsibilities under this Agreement. Any refusal by the Employee to submit to a medical examination for the purpose of certifying physical or mental disability under this §6(a) shall be deemed to constitute conclusive evidence of the Employee's physical or mental disability.

          (b)    For Cause.    For "Cause" immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if any one or more of the following has occurred:

            (i)    the Employee shall have committed an act of fraud, embezzlement or misappropriation against the Employer or Sheridan, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer's or Sheridan's business; or

            (ii)   the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

            (iii)  the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which (A) is reasonably capable of being performed or fulfilled and (B) is consistent with his duties hereunder; or

            (iv)  the Employee shall have failed to perform the duties incident to his employment with the Employer for twenty (20) days, consecutive or non-consecutive, in any six (6) month period (other than as a result of the Employee's illness or Disability, customary vacations or any leave of absence approved by the Board); or

            (v)   the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer's or Sheridan's premises; or

            (vi)  the Employee shall have materially breached any one or more provisions of the Securities Holders Agreement; or

            (viii) the Employee shall have materially breached any provision of §§2, 7, 8 or 9 of this Agreement.

          (c)    Resignation Without Good Reason; Without Cause.    Upon thirty (30) days' written notice by the Employer to the Employee without Cause or upon thirty (30) days' written notice by the Employee to the Employer without Good Reason (as defined below); provided, however, that in the case of a termination by the Employee without Good Reason, the Company shall have the option, in its sole discretion, to terminate the employment of the Employee at any time prior to expiration of the thirty (30) day (or longer) notice period and, in the case of a termination by the Employer without Cause, shall have the option, in its sole discretion, to terminate the employment of the Employee at any time prior to expiration of the thirty (30) day (or longer) notice period so long as the Employer adds the lesser of (i) 30 days or (ii) the difference between 30 days and the actual number of days' advance notice of termination given to the Employee, to the Severance Period referred to in §6(e) below.

          (d)    Resignation With Good Reason.    Upon written notice by the Employee to the Employer for Good Reason specifying in reasonable detail the basis for such termination, provided, that such notice shall be given no more than thirty (30) days following the event or condition which gives rise to such termination. For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the events or conditions described in subparagraphs (i) through (ii) hereof without the Employee's express written consent which is not corrected within twenty (20) days after delivery by the Employee of written notice to the Employer:

            (i)    a material reduction in the Employee's status, title, position, scope of authority or responsibilities (it being understood that the hiring or appointment of an employee to assume responsibilities that are currently or at any time in the future the Employee's responsibilities shall not constitute such a reduction where the employee reports, directly or indirectly, to the Employee), the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status, title, position, authority or responsibilities; involuntary relocation of the Employee more than fifty (50) miles from the current location of the Employer in Lisbon, Maine; or any removal of the Employee from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for Cause, as a result of his death or disability or by the Employee other than for Good Reason; or

            (ii)   a material breach by the Employer of §4 of this Agreement.

          (e)    Rights and Remedies Upon Termination.

            (i)    If the Employee's employment hereunder is terminated by the Employer pursuant to §6(c) or by the Employee with Good Reason pursuant to §6(d), then the Employee shall be entitled to receive (A) severance payments, in accordance with the Employer's then current payroll practices, at an annual rate equal to the sum of (1) the Employee's Base Salary in effect at the time of such termination plus(2) the average of the Incentive Bonuses earned by the Employee for the two fiscal years immediately preceding the date of termination, for a period equal to the Severance Period, (B) continued coverage during the Severance Period under the health insurance plan maintained by the Employer for its full-time, salaried employees, (C) payment of any expense reimbursements under §5 hereof for expenses incurred in the performance of his duties prior to termination, and (D) immediate vesting of the Employee's deferred compensation account in accordance with the Deferred Compensation Plan. For purposes of this §6(e), the "Severance Period" shall equal the longer of (a) the time period from the date of termination of the Employee's employment until the end of the Initial Term or (b) eighteen (18) months following the date of termination of the Employee's employment.

            (ii)   Notwithstanding the provisions of §6(e)(i), in the event the Employee accepts other employment during the Severance Period, the Employer shall be entitled to reduce the amount payable under §6(e)(i) by an amount equal to the income received by the Employee pursuant to such new employment during the Severance Period.

            (iii)  Except as otherwise set forth in this §6(e) and as otherwise provided in §4(d), the Employee shall not be entitled to any severance or other compensation after termination.

        §7.    INVENTIONS; ASSIGNMENT.    All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer's or Sheridan's business (including the businesses of the other subsidiaries of Sheridan), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer or Sheridan ("Inventions"), shall be the exclusive property of the Employer or Sheridan, as the case may be. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer's expense, in obtaining, defending and enforcing the Employer's rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

        §8.    CONFIDENTIAL INFORMATION.    The Employee recognizes and acknowledges that certain proprietary and confidential information of the Employer or Sheridan, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Employer, Sheridan and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder and except as required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with his any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

        §9.    NON-COMPETITION.    During the term of the Employee's employment hereunder and during the Designated Period (as defined herein), the Employee will not (i) anywhere within North America, engage, directly or indirectly, alone or as a shareholder (other than as a holder of stock of the Employer (or any of its affiliates) or as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that (A) is engaged or becomes engaged in the business of providing publishing and printing services for catalogs, periodicals, journals and/or books or (B) is engaged in any other business activity that Sheridan (including for purposes of this §9, its subsidiaries) is conducting at the time of the Employee's termination or any activity related thereto of which the Employee had knowledge that Sheridan proposes to conduct (the "Designated Industry"), (ii) divert to any competitor of Sheridan any customer of Sheridan, or (iii) solicit or encourage any officer, employee or consultant of Sheridan to leave its employ for employment by or with any competitor of Sheridan. The term "Designated Period" shall mean a period following the termination of the Employee's employment hereunder ending on the latest of (a) the date twelve (12) months after the termination of the Employee's employment hereunder, (b) May 25, 2009 and (c) the last day of the Severance Period during which the Employee is receiving payments pursuant to §6(e). If at any time the provisions of this §9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this §9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this §9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        §10.    GENERAL.

          (a)    Notices.    All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §10(a):

    If to the Employer, to:

      The Dingley Press, Inc. c/o The Sheridan Group, Inc.
      11311 McCormick Road, Ste. 260
      Hunt Valley, Maryland 21031-1437
      Attention: Board of Directors (Chairman)

    With a copy to:

      Carmen J. Romano, Esq.
      Dechert LLP
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, PA 19103

    If to the Employee, to:

      Christopher A. Pierce
      67 Portland Street
      Yarmouth, ME 04096

    With a copy to:

      Charles S. Einsiedler, Jr.
      Pierce Atwood
      One Monument Sq.
      Portland, ME 04101

          (b)    Equitable Remedies.    Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under §§7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (c)    Severability.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

          (d)    Waivers.    No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (e)    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (f)    Assigns.    This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto. As used herein, "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the business of the Employer or the Previous Employer. If the Employer assigns this Agreement to a successor who purchases all or substantially all of the assets of the Employer and such successor does not agree in writing to assume the Employer's obligations under this Agreement, such failure shall constitute a breach of this Agreement and a termination of the Employee's employment pursuant to §6(c). Except as otherwise provided herein, this Agreement may not be assigned by the Employer, other than (i) to the purchaser of all or substantially all of the assets or business of the Employer or (ii) to Sheridan or any affiliate or wholly-owned subsidiary of Sheridan.

          (g)    Arbitration of Disputes.    Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall, to the extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties, or in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Notwithstanding the foregoing, this §10(g) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this §10(g). The prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such arbitration or litigation from the other party to such arbitration or litigation.

          (h)    Entire Agreement.    This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (i)    Governing Law.    This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Maine.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

THE DINGLEY PRESS, INC. (f/k/a LISBON ACQUISITION CORP.)
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President

/s/ CHRISTOPHER A. PIERCE Christopher A. Pierce

Solely for purposes of §4 hereof, Sheridan has caused this Agreement to be duly executed as of the date and year first above written.

THE SHERIDAN GROUP, INC.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President and Chief Executive Officer

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  Exhibit 10.19
EMPLOYMENT AND NON-COMPETITION AGREEMENT (Christopher A. Pierce)